Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215) 997-8577

For Further Information Contact:                          Visit our Home Page:
Mathias J. Barton,                                      www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com


Dorman Products, Inc. to Acquire Certain Assets of the Consumer Products Division of Rockford Products Corporation

         Colmar, Pennsylvania (September 5, 2007) - Dorman Products, Inc., (NASDAQ:DORM) announced today that it has signed an agreement to acquire certain assets of the Consumer Products Division of Rockford Products Corporation ("Consumer Division"). Headquartered in Rockford, Illinois, the Consumer Division packages and distributes standard fasteners to customers in the farm and automotive aftermarkets. The purchase price is expected to be approximately $3.5 million dollars subject to pre-closing and post-closing adjustments as required by the agreement. The transaction is expected to close on or about September 7, 2007.

         Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "we are very excited about this opportunity to strengthen our leadership position in the fastener market with the addition of the Consumer Division. The business will be transitioned into our Warsaw, Kentucky facility over the next three months."

         Dorman Products, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman automotive parts and hardware are marketed under the OE Solutions (TM), HELP!(R), AutoGrade (TM), Second Stop (TM), Conduct-Tite (R), Pik-A-Nut (R) and Scan-Tech (R) brand names.

         Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's 2006 Annual Report on Form 10-K under "Item 1A - Risk Factors."